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                                  [LETTERHEAD]

CONTACT:                                                         EXHIBIT 99.1

Norris Battin

The Cooper Companies, Inc.

E-mail: nbattin@usa.net

FOR IMMEDIATE RELEASE


             COOPER COMPANIES' UNIT COMPLETES ACQUISITION OF WOMEN'S
                               HEALTHCARE PRODUCTS

IRVINE, Calif., December 8, 1999 - The Cooper Companies, Inc. (NYSE/PCX: COO) announced today that its CooperSurgical (CSI) women's healthcare unit has completed the of purchase of a group of women's healthcare products from BEI Medical Systems Company, Inc. (NASDAQ:BMED) for approximately $10.5 million. The products generate annual revenue of about $8 million. Cooper expects that the transaction will be accretive to fiscal 2000 earnings.

The acquired products include well-known brands of uterine manipulators and other products for the gynecological surgery market. Physicians use these products both in their offices and in hospitals. The majority of them are disposable.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. To identify forward-looking statements, look for words like "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates", and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described by or contemplated in the forward-looking statements include major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, significant disruptions caused by third parties failing to address the year 2000 issue or by problems with our year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those already accrued, litigation costs, costs of business divestitures, and other factors described in Cooper's Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 1998.



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Cooper cautions investors not to rely unduly on forward-looking statements. They reflect our analysis only on their stated date or the date of this press release.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic products, surgical instruments and accessories for the gynecological market. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Hamble, England, markets a broad range of contact lenses for the vision care market. Corporate offices are located in Irvine and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. cooper's web address is www.coopercos.com.

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